UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  May 28, 2008

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

The following is the text of a press release issued by Deere & Company May 28, 2008.

PRESS RELEASE: May 28, 2008

For More Information, Contact:

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

Deere Raises Dividend 12%, Expands Share Buyback Program By $5 Billion

MOLINE, IL (May 28, 2008) — The Deere & Company board of directors today increased the quarterly dividend rate by 12 percent and authorized the repurchase of up to $5 billion of additional common stock.

“These actions show our commitment to creating superior long-term value for investors,” said Robert W. Lane, chairman and chief executive officer. “They reflect our continuing confidence in the company’s future direction and its ability to generate the cash flow to fund future growth opportunities while also returning cash directly to shareholders.”

The repurchase program will supplement the existing 40 million-share authorization announced in May 2007. There were approximately 23 million shares remaining under the prior authorization on April 30.  Repurchases will be made at the company’s discretion in the open market. Deere had approximately 430 million shares outstanding on April 30.

In another action, the Deere board declared a dividend payment of 28 cents a share, payable August 1, 2008, to stockholders of record on June 30.  The new quarterly rate represents an increase of 3 cents per share over the previous level, or 12 percent.

Since early 2004, the company has increased its quarterly dividend on six occasions, by a total of 155 percent, and repurchased about $5 billion of common stock through its share buyback program.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

By	/s/ Mary K. W. Jones
Mary K. W. Jones, Secretary

Dated:  May 28, 2008